Exhibit 5.3

February 27, 2020

A.M. Castle & Co.
1420 Kensington Court, Suite 220
Oak Brook, IL 60523

Re:          3.00% / 5.00% Convertible Senior Secured PIK Toggle Notes due 2024

We have acted as British Columbia, Ontario and Alberta counsel for A. M. Castle & Co. (Canada) Inc. (“Castle Canada”) in connection with (i) the indenture (the “Indenture”) among Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”), Wilmington Savings Fund Society, FSB, as collateral agent (the “Collateral Agent”), A.M. Castle & Co., as issuer (the “Issuer”), and certain subsidiaries of the Issuer (including Castle Canada), as guarantors party thereto, providing for the issuance by the Issuer of certain 3.00% / 5.00% Convertible Senior Secured PIK Toggle Notes due 2024.

You have advised that the Indenture may be entered into by the parties thereto on or about March 27, 2020.

We are issuing this third party opinion letter to the addressee hereof at the request of Castle Canada.

Scope of Enquiry

In order to render the opinions expressed in this opinion letter, we have examined originals or copies of the following documents, each dated as of the date hereof, unless noted otherwise:

(a)	a certificate of good standing dated February 25, 2020 (the “Certificate of Good Standing”) in respect of Castle Canada issued by the Office of the Registrar of Companies for British Columbia;
(b)
an officer’s certificate (the “Officer’s Certificate”) issued by an officer of Castle Canada relating to Castle Canada and, inter alia, matters of corporate status, incumbency of authorized signing officers and directors and corporate power and authority and attaching certified copies of (A) a resolution of the board of directors of Castle Canada authorizing, inter alia, the execution and delivery of the Indenture and the performance by Castle Canada of its obligations thereunder and (B) the certificate of continuation, notice of articles and articles of Castle Canada;

We have relied exclusively upon the Officer’s Certificate with regard to the factual information addressed therein and have not conducted any investigation to independently verify the completeness, truth and accuracy thereof.

Assumptions

As a basis for our opinions, we have made the following assumptions:

(a)
the accuracy and currency of the indices and filing systems maintained at all public offices where we made or conducted registrations, searches or inquiries or have caused registrations, searches or inquiries to be made or conducted, and the accuracy and completeness of all public records and any certificates issued pursuant thereto;

(b)
all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete original documents;

(c)
all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are and remain at all material times complete, true and accurate;

(d)
all facts set forth and statements made in certificates supplied by any director or officer of Castle Canada (including, without limitation, the Officer’s Certificate) are and remain at all material times complete, true and accurate; and

(e)	all relevant individuals had full legal capacity at all relevant times.
Applicable Canadian Law

The opinions expressed in this opinion letter are limited to the laws of the Province of British Columbia and of Canada applicable therein (collectively, “BC Law”). We express no opinion with respect to the laws of any other jurisdiction.

Our opinion expressed in paragraph 1 below is expressed solely in reliance upon the Certificate of Good Standing.

Our opinions expressed in this opinion letter are effective as of the date hereof and speak solely to the law, factual circumstances and documents as they exist as of the date hereof.

Opinions

Based and relying on the foregoing and subject to the qualifications outlined below, we are of the opinion that:

1.	Castle Canada was continued under the Business Corporations Act (British Columbia) (“BCBCA”), is a valid and existing company and is, with respect to the filing of annual reports, in good standing.

2.	Castle Canada has the corporate power and capacity to execute and deliver the Indenture and perform its obligations thereunder.
3.	Castle Canada has taken all necessary corporate action to authorize the execution and delivery of the Indenture and the performance of its obligations thereunder.
This opinion letter may only be relied upon under the express condition that this opinion letter and any issues of interpretation arising hereunder are governed by BC Law and any disputes between ourselves and the Trustee or Collateral Agent or any other party arising in connection with this opinion will be brought before a court of competent jurisdiction in the Province of British Columbia (the “BC Court”).  The BC Court shall have exclusive jurisdiction with respect to any matters of liability under BC Law arising hereunder.

We hereby consent to the filing of this opinion letter as an exhibit to the registration statement and to any reference to the name of our firm in the registration statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

FASKEN MARTINEAU DuMOULIN LLP